Exhibit 1

Riot Issues Open Letter to Fellow Bitfarms Shareholders Ahead of Upcoming Special Meeting

Details the Need for Further Change at Bitfarms in Order to Fix Broken Governance and Enhance Value for All Shareholders

Reduces Proposed Slate of New Directors From Three to Two in Light of Bitfarms’ Recent Moves in Response to Public Pressure from Riot

Warns Bitfarms Not to Take Any Additional Actions to Entrench the Existing Board Prior to the October 29 Special Meeting

Additional Information Available at www.ABetterBitfarms.com

CASTLE ROCK, Colo., September 3, 2024 – Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot”) today issued an open letter to Bitfarms Ltd. (NASDAQ/TSX: BITF) (“Bitfarms” or the “Company”) shareholders. The full text of the letter is below:

Dear Fellow Bitfarms Shareholders,

Riot currently owns approximately 19.9% of Bitfarms, making us Bitfarms’ largest shareholder. As we approach the October 29 special meeting of Bitfarms’ shareholders (the “Special Meeting”), we want to share our perspectives on the recent actions taken by Bitfarms, including changes to its Board of Directors (the “Bitfarms Board”) and the proposed acquisition of Stronghold Digital Mining, Inc. (“Stronghold”). We also want to provide an update on our campaign to bring urgently needed change to the Bitfarms Board.

Further Board Change Is Needed

Our focus remains on fixing Bitfarms’ broken governance to enhance value for all shareholders. In order to achieve this objective, additional fresh perspectives are required in Bitfarms’ boardroom.

Since we initiated our campaign, two of Bitfarms’ three co-founders – Emiliano Grodzki and Nicolas Bonta – have resigned from the Bitfarms Board. Notably, Mr. Grodzki only resigned after shareholders voted not to re-elect him by a significant margin at Bitfarms’ May 31, 2024 annual and special meeting of shareholders. Bitfarms subsequently appointed Fanny Philip to replace Mr. Grodzki, appointed Ben Gagnon as Chief Executive Officer and a member of the Bitfarms Board to replace Mr. Bonta, and made other executive leadership changes.

While these changes represent a step in the right direction, they have been reactive and insufficient to address Bitfarms’ broken governance. These actions followed Riot’s sustained public pressure and would not have occurred had Riot not challenged the entrenchment of the Bitfarms Board. The evidence is clear: Bitfarms needs additional truly independent directors with the experience and expertise to ensure that decisions about the Company’s strategy moving forward reflect what is best for all shareholders – not just what is best for legacy directors whose focus is maintaining their own positions.

Consider the following examples of the Bitfarms Board’s defensive posture and prioritizing entrenchment over engagement:

•	Bitfarms’ failed off-market poison pill: The unilateral adoption of a shareholder rights plan (the “Poison Pill”) with a 15% threshold ran counter to established legal and governance standards. This entrenching Poison Pill was rightfully invalidated and cease traded by the Ontario Capital Markets Tribunal in response to Riot’s application. Had Riot not acted, the Poison Pill would have prejudiced all Bitfarms’ shareholders and set a damaging precedent for the Canadian capital markets. The Bitfarms Board knew better but disregarded these concerns.

•	A unilateral Board refresh: On June 27, 2024, Bitfarms announced the addition of Fanny Philip to the Bitfarms Board. Bitfarms chose to make this appointment without consulting Riot, its largest shareholder, even though the Bitfarms Board knew that we had proposed a slate of highly qualified director nominees and specifically asked that we be consulted before any board changes were made.

•	The concerning Stronghold acquisition announcement: Shareholders should seriously question the timing of Bitfarms’ announcement of its agreement to acquire Stronghold, notwithstanding the pending Special Meeting, and the price that it was willing to pay. The US$175 million transaction (including US$50 million of assumed debt) represents a greater than 100% premium to Stronghold’s closing share price on the day prior to the announcement, which greatly exceeds the premiums of precedent all-stock transactions in which sellers participate in any potential upside. Moreover, while announced as a “highly accretive” transaction with “compelling economics,” shareholders have not yet been provided an estimate of capital expenditures that will be required to fund the development of Stronghold’s sites. These points are especially troubling given that Stronghold was effectively “for sale” for a significant period of time, with its strategic review process publicly announced earlier this year, and clearly no other participant in the sector was willing to pay such an inflated price. As Bitfarms’ largest shareholder, we are concerned that the Bitfarms Board did not enter into this transaction with the best interests of Bitfarms’ shareholders in mind. Based on the transaction terms, the Stronghold acquisition appears to be yet another action designed to entrench the Bitfarms Board.

•	A continued lack of engagement with Riot: We have still seen no change in posture from the Bitfarms Board regarding its willingness to work constructively with Riot to consider beneficial changes to the Bitfarms Board and/or a mutually beneficial combination that could maximize value for all Bitfarms shareholders.

The Path Forward – Electing Riot’s Nominees

Previously, we announced that we would nominate three independent and highly qualified nominees for election to the Bitfarms Board at the Special Meeting. With the resignations of Messrs. Bonta and Grodzki, our campaign to fix Bitfarms’ broken governance has already resulted in progress towards addressing the founder-led culture that we believe has been harmful to the Bitfarms Board.

As a result, we will be reducing our proposed slate of new directors from three to two – Amy Freedman and John Delaney (the “Nominees”). Both Nominees are fully independent of Riot and Bitfarms and will bring much needed public company board experience, corporate governance oversight, transaction experience and business expertise to the Bitfarms Board. We will be running the Nominees to replace two Bitfarms directors: co-founder Andres Finkielsztain and Fanny Philip. In particular, Mr. Finkielsztain, as one of the three co-founders, bears responsibility for, among other things, Bitfarms’ botched CEO succession process that led to it having five CEOs in five years.

Bitfarms Needs to Halt its Defensive Tactics and Let Shareholders Be Heard

With the Special Meeting less than two months away, we sincerely hope that Bitfarms will allow its shareholders to have their say, and will not seek to take any steps that adversely affect investors or that are intended to gain an unfair advantage in the director election. Specifically, the Bitfarms Board should not enter into any financing transaction prior to the completion of the Special Meeting. Riot is deeply concerned that any transaction the current Bitfarms Board will pursue will be punitively dilutive to all Bitfarms’ shareholders when there are other more attractive financing options available. If the Bitfarms Board insists on taking any such action to further entrench itself at the expense of shareholders, Riot will not hesitate to hold the incumbent directors personally accountable.

***

We look forward to mailing our solicitation materials and giving shareholders a chance to vote for our two Nominees in the near future. We are confident that, together, we can help ensure a Better Bitfarms moving forward.

Yours sincerely,

Benjamin Yi, Executive Chairman

Jason Les, Chief Executive Officer

***

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform. Our mission is to positively impact the sectors, networks and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows Riot to achieve best-in-class execution and create successful outcomes.

Riot, a Nevada corporation, is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. Riot has Bitcoin mining operations in central Texas and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.riotplatforms.com.

Cautionary Note Regarding Forward Looking Statements

Statements contained herein that are not historical facts constitute “forward-looking statements” and “forward-looking information” (together, “forward-looking statements”) within the meaning of applicable U.S. and Canadian securities laws that reflect management’s current expectations, assumptions, and estimates of future events, performance and economic conditions. Such forward-looking statements rely on the safe harbor provisions of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 and the safe harbor provisions of applicable Canadian securities laws. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words and phrases such as “anticipate,” “believe,” “combined company,” “create,” “drive,” “expect,” “forecast,” “future,” “growth,” “intend,” “hope,” “opportunity,” “plan,” “potential,” “proposal,” “synergies,” “unlock,” “upside,” “will,” “would,” and similar words and phrases are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements concerning: uncertainties as to whether Bitfarms will enter into discussions with Riot regarding a proposed combination of Riot and Bitfarms; the outcome of any such discussions, including the terms and conditions of any such potential combination; and uncertainties as to the outcome of the Special Meeting. Such forward-looking statements are not guarantees of future performance or actual results, and readers should not place undue reliance on any forward-looking statement as actual results may differ materially and adversely from forward-looking statements. Detailed information regarding the factors identified by the management of Riot, which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release, may be found in Riot’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of Riot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024, and the other filings Riot has made or will make with the SEC after such date, copies of which may be obtained from the SEC’s website at www.sec.gov. All forward-looking statements contained herein are made only as of the date hereof, and Riot disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which Riot hereafter becomes aware, except as required by applicable law.

Information in Support of Public Broadcast Exemption under Canadian Law

The information contained in this press release does not and is not meant to constitute a solicitation of a proxy within the meaning of applicable corporate and securities laws. Shareholders of the Company are not being asked at this time to execute a proxy in favour of the Nominees or in respect of any other matter to be acted upon at the Special Meeting. In connection with the Special Meeting, Riot intends to file a dissident information circular in due course in compliance with applicable corporate and securities laws. Notwithstanding the foregoing, Riot has voluntarily provided in, or incorporated by reference into, this press release the disclosure required under section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) and has filed a document (the “Document”) containing disclosure prescribed by applicable corporate law and disclosure required under section 9.2(6) of NI 51-102 in respect of the Nominees, in accordance with corporate and securities laws applicable to public broadcast solicitations. The Document is hereby incorporated by reference into this press release and is available under the Company’s profile on SEDAR+ at www.sedarplus.ca. The registered office of the Company is 110 Yonge Street, Suite 1601, Toronto, ON M5C 1T4 Canada.

Neither Riot nor any director or officer of Riot is requesting that Company shareholders submit a proxy at this time. Once formal solicitation of proxies in connection with the Special Meeting has commenced, proxies may be revoked by a registered holder of Company shares: (a) by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the accompanying form of proxy; (b) by depositing an instrument in writing that is signed by the shareholder or an attorney who is authorized by a document that is signed in writing or by electronic signature; (c) by transmitting by telephonic or electronic means a revocation that is signed by electronic signature in accordance with applicable law, as the case may be: (i) at the registered office of the Company at any time up to and including the last business day preceding the day the Special Meeting or any adjournment or postponement of the Special Meeting is to be held, or (ii) with the chair of the Special Meeting on the day of the Special Meeting or any adjournment or postponement of the Special Meeting; or (d) in any other manner permitted by law. In addition, proxies may be revoked by a non-registered holder of Company shares at any time by written notice to the intermediary in accordance with the instructions given to the non-registered holder by its intermediary.

This press release and any solicitation made by Riot in advance of the Special Meeting is, or will be, as applicable, made by Riot, and not by or on behalf of the management of the Company. Proxies may be solicited by proxy circular, mail, telephone, email or other electronic means, as well as by newspaper or other media advertising and in person by managers, directors, officers and employees of Riot who will not be specifically remunerated therefor. In addition, Riot may solicit proxies by way of public broadcast, including press release, speech or publication and any other manner permitted under applicable Canadian laws, and may engage the services of one or more agents and authorize other persons to assist it in soliciting proxies on their behalf.

Riot has entered into agreements with Okapi Partners LLC (“Okapi”) and Shorecrest Group Ltd. (“Shorecrest”) in connection with solicitation and advisory services in respect of the requisitioned meeting, for which Okapi will receive a fee not to exceed US$1,200,000 and Shorecrest will receive a fee not to exceed US$110,000, in each case together with reimbursement for reasonable and out-of-pocket expenses, and under which each of Okapi and Shorecrest will be indemnified against certain liabilities and expenses, including certain liabilities under securities laws.

The costs incurred in the preparation and mailing of any circular or proxy solicitation by Riot will be borne directly and indirectly by Riot. However, to the extent permitted under applicable law, Riot intends to seek reimbursement from Bitfarms of all expenses it incurs in connection with the solicitation of proxies for the election of the Nominees at the Special Meeting.

None of Riot, any director or officer of Riot nor any associate or affiliate of the foregoing (i) has any material interest, direct or indirect, by way of beneficial ownership of securities of the Company or otherwise, in any matter to be acted upon at the Special Meeting, other than the election of directors, or (ii) has or has had any material interest, direct or indirect, in any transaction since the beginning of the Company’s last completed financial year or, other than the proposal submitted by Riot to Bitfarms on April 22, 2024 and referred to in Riot’s press release dated May 28, 2024 (which proposal has since been withdrawn by Riot), in any proposed transaction that has materially affected or will materially affect the Company or any of the Company’s affiliates.

No Offer to Purchase or Sell Securities

This press release is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer, or an intention to offer, to subscribe for or buy or an invitation to purchase or subscribe for any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Such an offer to purchase securities would only be made pursuant to a registration statement, prospectus, tender offer, takeover bid circular, management information circular or other regulatory filing filed by Riot with the SEC and available at www.sec.gov or filed with applicable Canadian securities regulatory authorities on SEDAR+ and available at www.sedarplus.ca.

Contacts

Investor Contacts:
Phil McPherson
303-794-2000 ext. 110
IR@Riot.Inc

Okapi Partners

Bruce Goldfarb / Chuck Garske, (877) 285-5990

info@okapipartners.com

Shorecrest Group

1-888-637-5789 (North American Toll-Free)

contact@shorecrestgroup.com

Media Contact:

Longacre Square Partners

Joe Germani / Dan Zacchei

jgermani@longacresquare.com / dzacchei@longacresquare.com